Exhibit 15

December 6, 2010

The Board of Directors and Shareholders

Dollar General Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-151047, 333-151049, 333-151655, 333-151661 and 333-163200, on Form S-8 and 333-165799 and 333-165800 on Form S-3) of Dollar General Corporation of our reports dated June 8, 2010, August 31, 2010, and December 6, 2010 relating to the unaudited condensed consolidated interim financial statements of Dollar General Corporation that are included in its Forms 10-Q for the quarters ended April 30, 2010, July 30, 2010, and October 29, 2010.

Very truly yours,

/s/ Ernst & Young LLP

Nashville, Tennessee